As filed with the Securities and Exchange Commission on November 10, 2008

Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

____________________

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

____________________

Wendy’s/Arby’s Group, Inc.

(Exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	38-0471180 (IRS Employer Identification No.)

____________________

1155 Perimeter Center West

12th Floor

Atlanta, GA 30338

(678) 514-4100

(Address, including zip code, of Registrant’s principal executive offices)

____________________

Triarc’s Amended and Restated 1997 Equity Participation Plan

Triarc’s Amended and Restated 1998 Equity Participation Plan

Triarc’s Amended and Restated 2002 Equity Participation Plan

Replacement Stock Option Agreement, dated July 25, 2005, between Triarc Companies, Inc. and Thomas A. Garrett relating to Options to Purchase 203,328 shares of Class B Common Stock, Series 1

Replacement Stock Option Agreement, dated July 25, 2005, between Triarc Companies, Inc. and Thomas A. Garrett relating to Options to Purchase 334,331 shares of Class B Common Stock, Series 1

Replacement Stock Option Agreement, dated July 25, 2005, between Triarc Companies, Inc. and Michael I. Lippert relating to Options to Purchase 78,802 shares of Class B Common Stock, Series 1

Replacement Stock Option Agreement, dated July 25, 2005, between Triarc Companies, Inc. and J. David Pipes relating to Options to Purchase 157,605 shares of Class B Common Stock, Series 1

Wendy’s Weshare Stock Option Plan

Wendy’s 1990 Stock Option Plan

Wendy’s 2003 Stock Incentive Plan

Wendy’s 2007 Stock Incentive Plan

(Full title of the plan)

____________________

Nils H. Okeson, Esq.

Wendy’s/Arby’s Group, Inc.

1155 Perimeter Center West

12th Floor

Atlanta, GA 30338

(Name, address, including zip code, and telephone number, including area code, of agent for service)

____________________

COPIES TO:

John C. Kennedy, Esq.

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas New York, New York 10019–6064

CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Class A common stock, par value $0.10 per share	48,426,225 shares(2)	6.554 (3)	$317,408,320 (3)	$12,474.15
(1)

Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall be deemed to cover any additional securities to be offered or issued from stock splits, stock dividends or similar transactions.

(2)

The shares of Class A common stock being registered hereby include: (a) 19,200 shares to be offered under the Triarc Companies, Inc. Amended and Restated 1997 Equity Participation Plan; (b) 360,886 shares to be offered under the Triarc Companies, Inc. Amended and Restated 1998 Equity Participation Plan; (c) 11,993,394 shares to be offered under the Triarc Companies, Inc. Amended and Restated 2002 Equity Participation Plan; (d) 203,328 shares to be offered under the Replacement Stock Option Agreement, dated July 25, 2005, between Triarc Companies, Inc. and Thomas A. Garrett relating to Options to Purchase 203,328 shares of Class B Common Stock, Series 1; (e) 334,331 shares to be offered under the Replacement Stock Option Agreement, dated July 25, 2005, between Triarc Companies, Inc. and Thomas A. Garrett relating to Options to Purchase 334,331 shares of Class B Common Stock, Series 1; (f) 78,802 shares to be offered under the Replacement Stock Option Agreement, dated July 25, 2005, between Triarc Companies, Inc. and Michael I. Lippert relating to Options to Purchase 78,802 shares of Class B Common Stock, Series 1; (g) 157,605 shares to be offered under the Replacement Stock Option Agreement, dated July 25, 2005, between Triarc Companies, Inc. and J. David Pipes relating to Options to Purchase 157,605 shares of Class B Common Stock, Series 1; (h) 3,284,416 shares to be offered under the Wendy’s Weshare Stock Option Plan; (i) 880,407 shares to be offered under the Wendy’s 1990 Stock Option Plan; (j) 6,497,122 shares to be offered under the Wendy’s 2003 Stock Incentive Plan; and (k) 24,616,734 shares to be offered under the Wendy’s 2007 Stock Incentive Plan.

(3)

Estimated pursuant to Rule 457(c) and (h) under the Securities Act solely for the purpose of computing the registration fee and based upon (a) the aggregate exercise price of the options to purchase 4,549,839 shares of Class B common stock outstanding as of September 19, 2008 and the options to purchase 3,844,888 Wendy’s common shares outstanding as of September 24, 2008, that will become options to purchase a total of 20,890,613 shares of Class A common stock upon consummation of the Merger pursuant to the Merger Agreement and (b) with respect to the balance of the shares of Class A common stock registered hereby, the average of the high and low prices of Wendy’s common shares and shares of Class B common stock as reported on the New York Stock Exchange on September 25, 2008. The prices of Class B common stock and Wendy’s common shares have been used for these purposes because as of the effective time of the Merger, (i) each Class B common share was converted into a share of Class A common stock on a 1:1 basis and (ii) each share of Wendy’s common stock was converted into the right to receive 4.25 shares of Class A common stock.

EXPLANATORY NOTE

Except as the context otherwise requires, references to “we,” “our,” “us,” “Wendy’s/Arby’s” and the “Company” are to Wendy’s/Arby’s Group, Inc. and its consolidated subsidiaries.

We hereby file this Registration Statement on Form S-8 (this “Registration Statement”) to register an additional 48,426,225 shares of the Company’s Class A common stock, par value $0.10 per share (“Class A common stock”), that are reserved for issuance in respect of grants made or upon exercise of options granted under the Company Amended and Restated 1997 Equity Participation Plan, the Company Amended and Restated 1998 Equity Participation Plan , the Company Amended and Restated 2002 Equity Participation Plan (the “2002 Plan”), the Replacement Stock Option Agreement, dated July 25, 2005, between Triarc Companies, Inc. and Thomas A. Garrett relating to Options to Purchase 203,328 shares of Class B Common Stock, Series 1, the Replacement Stock Option Agreement, dated July 25, 2005, between Triarc Companies, Inc. and Thomas A. Garrett relating to Options to Purchase 334,331 shares of Class B Common Stock, Series 1, the Replacement Stock Option Agreement, dated July 25, 2005, between Triarc Companies, Inc. and Michael I. Lippert relating to Options to Purchase 78,802 shares of Class B Common Stock, Series 1, the Replacement Stock Option Agreement, dated July 25, 2005, between Triarc Companies, Inc. and J. David Pipes relating to Options to Purchase 157,605 shares of Class B Common Stock, Series 1, the Wendy’s Weshare Stock Option Plan, the Wendy’s 1990 Stock Option Plan, the Wendy’s 2003 Stock Incentive Plan, the Wendy’s 2007 Stock Incentive Plan and the Wendy’s Profit Sharing and Savings Plan Trust (together, the “Plans”).

On April 23, 2008, the Company entered into an Agreement and Plan of Merger (as may be amended, supplemented or modified from time to time, the “Merger Agreement”) with Green Merger Sub, Inc., an Ohio corporation and wholly-owned subsidiary of the Company (“Merger Sub”), and Wendy’s International, Inc., an Ohio corporation, pursuant to which Merger Sub would merge with and into Wendy’s (the “Merger”), with Wendy’s continuing as the surviving corporation as a direct, wholly-owned subsidiary of the Company.

Prior to the consummation of the Merger, at the annual meeting of the stockholders of the Company, the stockholders of the Company approved an amendment to the 2002 Plan to increase the total number of the Company’s Class B common stock, Series 1, par value $0.01 per share (“Class B common stock”) available for issuance by 7,400,000 shares.

Upon consummation of the Merger on September 29, 2008, (i) each Wendy’s common share was exchanged for 4.25 shares of Class A common stock, (ii) each issued and outstanding share of Class B common stock was converted into a share of Class A common stock, (iii) all rights, whether contingent or accrued, to receive shares of Class B common stock granted under the Company’s Plans listed above were converted into rights to receive shares of Class A common stock on a 1:1 basis and (iv) all rights, whether contingent or accrued, to receive Wendy’s common shares granted under the Wendy’s Plans listed above were converted by virtue of the Merger into rights to receive shares of Class A common stock. The number of shares subject to such converted rights under the Wendy’s Plans were adjusted by multiplying the number of shares subject to such rights by 4.25.

Following the Merger and the recapitalization, Wendy’s/Arby’s may continue to grant awards under (i) the Wendy's Plans, except that securities available for issuance thereunder will be shares of Class A common stock, in an amount equal to the number of Wendy's common shares that remained available for issuance under the Wendy's plans at the closing of the merger, multiplied by the exchange ratio of 4.25 and (ii) the Triarc Plans, except that all securities available for issuance thereunder will be shares of Class A common stock, in an amount equal to the sum of (x) the number of shares of Triarc Class A common stock that remained available for issuance under the Triarc plans immediately prior to the recapitalization, and (y) the number of shares of Class B common stock that remained available for issuance under the Triarc plans immediately prior to the recapitalization.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

ITEM 1.	PLAN INFORMATION.

The document(s) containing the information specified in Part I of Form S-8 will be sent or given to participants in the Plans as specified by Rule 428(b)(1) under the Securities Act. Such documents are not being filed with the Securities and Exchange Commission (the “SEC”), but constitute, along with the documents incorporated by reference into this Registration Statement, a prospectus that meets the requirements of Section 10(a) of the Securities Act.

ITEM 2.	COMPANY INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION.

We will furnish without charge to each person to whom the prospectus is delivered, upon the written or oral request of such person, a copy of any and all of the documents incorporated by reference in Item 3 of Part II of this Registration Statement, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference to the information that is incorporated). Those documents are incorporated by reference in the Section 10(a) prospectus. We will also furnish without charge to each person to whom the prospectus is delivered, upon written or oral request, all other documents required to be delivered to employees pursuant to Rule 428(b). Requests should be directed to Wendy’s/Arby’s Group, Inc., 1155 Perimeter Center West 12th Floor, Atlanta, GA 30338, Attention: General Counsel; Telephone number (678) 514-4100.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.	INCORPORATION OF DOCUMENTS BY REFERENCE

The following documents filed with the SEC by us and Wendy’s are incorporated by reference in this Registration Statement:

1.

The Company’s annual report on Form 10-K for the fiscal year ended December 30, 2007, filed on February 29, 2008, as amended by Amendment No. 1 thereto, filed on Form 10-K/A on March 13, 2008, as amended by Amendment No. 2 thereto, filed on Form 10-K/A on April 25, 2008;

2.	The Company’s quarterly reports on Form 10-Q for the quarters ended March 30, 2008, filed on May 9, 2008, June 29, 2008, filed on August 5, 2008 and September 28, 2008, filed on November 6, 2008;
3.

The Company’s current reports on Form 8-K filed on January 4, 2008, March 12, 2008, March 19, 2008, April 24, 2008, April 29, 2008, July 25, 2008, September 15, 2008, September 29, 2008 and November 6, 2008;

4.	The Company's solicitation/recommendation statement on Schedule 14D-9, filed on November 7, 2008;
5.	Wendy’s annual report on Form 10-K for the fiscal year ended December 30, 2007, filed on February 27, 2008, as amended by Amendment No. 1 thereto, filed on Form 10-K/A on April 28, 2008;
6.	Wendy’s quarterly reports on Form 10-Q for the three months ended March 30, 2008, filed on May 8, 2008 and June 29, 2008, filed on August 6, 2008;
7.	The Company’s prospectus contained in its Registration Statement on Form S-4 (File No. 333-151336; and
8.	The description of the Class A common stock contained in the Company’s Amended Form 8-A, filed on September 29, 2008, as that description may be updated from time to time.

In addition, all reports and documents filed with the SEC by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date hereof and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold, or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and made a part hereof from the date of the filing of such documents.

Any statement contained in this Registration Statement, in an amendment hereto or in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed amendment to this Registration Statement or in any document that also is incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4.	DESCRIPTION OF SECURITIES
Not Applicable.
ITEM 5.	INTERESTS OF NAMED EXPERTS AND COUNSEL

Not Applicable.

ITEM 6.	INDEMNIFICATION OF DIRECTORS AND OFFICERS

The certificate of incorporation of Wendy's/Arby's Group, Inc. (the "Company"), as amended to date (the “Charter”), provides indemnification to the extent not prohibited by Delaware law (including as such law may be amended in the future to be more favorable to directors and officers). Section 145 of the General Corporation Law of the State of Delaware (the “DGCL”) provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed civil, criminal, administrative or investigative action, suit or proceeding (other than an action by or in the right of the corporation, such as a derivative action) by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent for any corporation, partnership, joint venture, trust, employee benefit plan or other enterprise (an “Other Entity”).

The Charter provides that its current and former officers and directors, and any person serving in any capacity at the request of the Company for an Other Entity shall be entitled to such indemnification; however, the board of directors of the Company (the “Board”) may specifically grant such indemnification to other persons in respect of service to the Company or an Other Entity. The Charter specifies that any director or officer of the Company serving in any capacity with a majority owned subsidiary or any employee benefit plan of the Company or of any majority owned subsidiary shall be deemed to be doing so at the request of the Company.

Under Section 145 of the DGCL, depending on the nature of the proceeding, a corporation may indemnify against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding if the person so indemnified acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was unlawful. In the case of a derivative action, no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability, such person is fairly and reasonably entitled to indemnity for such expenses as such court shall deem proper.

Section 145 further provides that to the extent that a director or officer of a corporation is successful in the defense of any action, suit or proceeding referred to above or in the defense of any claim, issue or matter therein, he or she shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred in connection therewith. However, if such director or officer is not successful in the defense of any such action, suit or proceeding, or in the defense of any claim, issue or matter therein, he or she shall only be indemnified by the corporation as authorized in the specific case upon a determination that indemnification is proper because he or she met the applicable standard set forth above as determined by a majority of the disinterested directors, by independent legal counsel or by the stockholders.

The Charter provides that expenses are to be advanced prior to the final disposition of a proceeding upon the receipt by the Company of an undertaking, as if required by the DGCL, that the director or officer or other indemnified person will repay such advances if he or she is ultimately found not to be entitled to indemnification under the DGCL.

The Charter permits a person entitled to indemnity to bring an action in court to obtain such indemnity and provides that, in any such action, the court will not be bound by a decision of the Board, independent counsel or stockholders that such person is not entitled to indemnification. Such person is also indemnified for any expenses incurred in connection with successfully establishing his or her right to indemnification in any such proceeding. The Charter expressly provides that the right to indemnification thereunder is a contract right and, therefore, cannot be retroactively eliminated by a later stockholder vote, and is not an exclusive right and, therefore, the Company may provide other indemnification, if appropriate.

The Company also enters into indemnification agreements with its directors and officers indemnifying them against liability they may incur in their capacity as such. The indemnification agreements do not provide indemnification to the extent that the indemnitee is indemnified by the Company under the Charter, its bylaws, its directors’ and officers’ liability insurance, or otherwise. Additionally, the indemnification agreements do not provide indemnification (i) for the return by the indemnitee of any illegal remuneration paid to him or her; (ii) for any profits payable by the indemnitee to the Company pursuant to Section 16(b) of the Securities Exchange Act of 1934 (as amended, the “Exchange Act”); (iii) for any liability resulting from the indemnitee’s fraudulent, dishonest or willful misconduct; (iv) for any amount the payment of which is not permitted by applicable law; (v) for any liability resulting from conduct producing unlawful personal benefit; or (vi) if a final court adjudication determines such indemnification is not lawful.

Determinations as to whether an indemnitee is entitled to be paid under the indemnification agreements may be made by the majority vote of a quorum of disinterested directors, independent legal counsel selected by the Board, a majority of disinterested Company stockholders or by a final adjudication of a court of competent jurisdiction. In the event that the Company undergoes a “Change of Control” (as defined in the indemnification agreements) all such determinations shall be made by special independent counsel selected by the indemnitee and approved by the Company, which approval may not be unreasonably withheld. In certain circumstances, an indemnitee may require the Company to establish a trust fund to assure that funds will be available to pay any amounts which may be due such indemnitee under an indemnification agreement.

As permitted by Section 102(b)(7) of the DGCL, the Charter includes a provision which eliminates the personal liability of a director to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, other than liability (i) for the breach of a director’s duty of loyalty to the Company and its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL (relating to unlawful payment of a dividend and unlawful stock purchase and redemption) or (iv) for any transaction from which the director derived any improper personal benefit.

Finally, the Charter authorizes the Company, as permitted by the DGCL, to purchase directors’ and officers’ liability insurance. The Company carries directors’ and officers’ liability insurance covering losses up to specified amounts.

In addition, the by-laws of the Company, as amended and restated to date (the “By-Laws”), also provides indemnification to its directors and officers to the extent not prohibited by Delaware law.

The foregoing statements are subject to the detailed provisions of Sections 145 and 102 of the DGCL, the Charter, the By-Laws and the referenced indemnification agreements.

ITEM 7.	EXEMPTION FROM REGISTRATION CLAIMED

Not Applicable.

ITEM 8.	EXHIBITS

Exhibits

4.1	Certificate of Incorporation of Triarc Companies, Inc., incorporated herein by reference to Exhibit 3.1 to Triarc’s Current Report on Form 8-K dated June 9, 2004 (filed on June 10, 2004).
4.2

Amendment to the Certificate of Incorporation of Triarc Companies, Inc., incorporated herein by reference to Exhibit 3.1 to Wendy’s/Arby’s Group’s Current Report on Form 8-K dated September 29, 2008 (filed on September 29, 2008).

4.3

Amended and Restated By-laws of Wendy's/Arby's Group, Inc., incorporated herein by reference to Exhibit 3.2 to Wendy's/Arby's Group’s Current Report on Form 8-K dated September 29, 2008 (filed on September 29, 2008).

5.1	Opinion of Paul, Weiss, Rifkind, Wharton & Garrison LLP regarding the legality of the securities being registered.
23.1	Consent of Deloitte & Touche LLP.
23.2	Consent of Deloitte & Touche LLP.
23.3	Consent of PricewaterhouseCoopers LLP.

23.4	Consent of Paul, Weiss, Rifkind, Wharton & Garrison LLP (included in Exhibit 5.1).
24.1	Powers of Attorney (included on the signature pages hereto).

ITEM 9.	UNDERTAKINGS
(a)	The undersigned registrant hereby undertakes:
1.	To file during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii)

to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)

to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that, paragraphs 1(i) and 1(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by us pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

2.

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered hereby which remain unsold at the termination of the offering.

(b)

The undersigned registrant hereby undertakes that, for the purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Atlanta, Georgia on November 10, 2008.

WENDY’S/ARBY’S GROUP, INC.
By:	/s/ Roland C. Smith
Name: Roland C. Smith Title: President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each individual whose signature appears below hereby constitutes and appoints Roland C. Smith, Stephen E. Hare and Nils H. Okeson, acting singly, his or her true and lawful agent, proxy and attorney-in-fact, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to (i) act on, sign and file with the Securities and Exchange Commission any and all amendments (including post-effective amendments) to this registration statement together with all schedules and exhibits thereto and any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act, together with all schedules and exhibits thereto, (ii) act on, sign and file such certificates, instruments, agreements and other documents as may be necessary or appropriate in connection therewith, (iii) act on and file any supplement to any prospectus included in this registration statement or any such amendment or any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act, and (iv) take any and all actions which may be necessary or appropriate in connection therewith, granting unto such agents, proxies and attorneys-in-fact, and each of them, full power and authority to do and perform each and every act and thing necessary or appropriate to be done, as fully for all intents and purposes as he might or could do in person, hereby approving, ratifying and confirming all that such agents, proxies and attorneys-in-fact or any of their substitutes may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed below by the following persons on the dates and in the capacities indicated.

Signature	Titles	Date

/s/ Nelson Peltz	Chairman and Director	November 10, 2008
Nelson Peltz

/s/ Peter W. May	Vice Chairman and Director	November 10, 2008
Peter W. May

/s/ Roland C. Smith	President, Chief Executive Officer and Director (Principal Executive Officer)	November 10, 2008
Roland C. Smith

/s/ Hugh L. Carey	Director	November 10, 2008
Hugh L. Carey

/s/ Clive Chajet	Director	November 10, 2008
Clive Chajet

/s/ Edward P. Garden	Director	November 10, 2008
Edward P. Garden

/s/ Janet Hill	Director	November 10, 2008
Janet Hill

/s/ Joseph A. Levato	Director	November 10, 2008
Joseph A. Levato

/s/ J. Randolph Lewis	Director	November 10, 2008
J. Randolph Lewis

/s/ David E. Schwab II	Director	November 10, 2008
David E. Schwab II

/s/ Raymond S. Troubh	Director	November 10, 2008
Raymond S. Troubh

/s/ Jack G. Wasserman	Director	November 10, 2008
Jack G. Wasserman

/s/ Stephen E. Hare	Senior Vice President and Chief Financial Officer (Principal Financial Officer)	November 10, 2008
Stephen E. Hare

/s/ Steven B. Graham	Senior Vice President and Chief Accounting Officer (Principal Accounting Officer)	November 10, 2008
Steven B. Graham

INDEX TO EXHIBITS

Exhibits

4.1	Certificate of Incorporation of Triarc Companies, Inc., incorporated herein by reference to Exhibit 3.1 to Triarc’s Current Report on Form 8-K dated June 9, 2004 (filed on June 10, 2004).
4.2

Amendment to the Certificate of Incorporation of Triarc Companies, Inc., incorporated herein by reference to Exhibit 3.1 to Wendy’s/Arby’s Group’s Current Report on Form 8-K dated September 29, 2008 (filed on September 29, 2008).

4.3

Amended and Restated By-laws of Wendy's/Arby's Group, Inc., incorporated herein by reference to Exhibit 3.2 to Wendy's/Arby's Group’s Current Report on Form 8-K dated September 29, 2008 (filed on September 29, 2008).

5.1	Opinion of Paul, Weiss, Rifkind, Wharton & Garrison LLP regarding the legality of the securities being registered.
23.1	Consent of Deloitte & Touche LLP.
23.2	Consent of Deloitte & Touche LLP.
23.3	Consent of PricewaterhouseCoopers LLP.
23.4	Consent of Paul, Weiss, Rifkind, Wharton & Garrison LLP (included in Exhibit 5.1).
24.1	Powers of Attorney (included on the signature pages hereto).